Exhibit 99.1

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

PATENT LICENSE AGREEMENT

This Patent License Agreement (the “Agreement”) is entered into on this 1st day of August, 2020 (the “Effective Date”) between the University of Wisconsin-Milwaukee Research Foundation, Inc., a non-profit Wisconsin corporation, with its principal place of business at 1440 East North Ave., Milwaukee, WI 53202 (“UWMRF”), and RESPIRERX PHARMACEUTICALS INC., a Company organized under the laws of the state of Delaware, with a place of business at 126 Valley Road, Suite C, Glen Rock, NJ 07452 (“Company”). UWMRF and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, UWMRF owns certain Patent Rights and Technology Rights relating to the Licensed Subject Matter, which were developed at the University of Wisconsin-Milwaukee (“University), and is interested in licensing same;

WHEREAS, UWMRF represents that it has the right to grant the licenses granted in this Agreement; and

WHEREAS, UWMRF desires to have the Licensed Subject Matter, as hereinafter defined, developed and used and commercialized to the fullest extent possible for the benefit of Company, Inventor, University, UWMRF and the general public; and

WHEREAS, Company desires to obtain a license from UWMRF to practice Licensed Subject Matter upon the terms and conditions herein set forth in this agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.       DEFINITIONS

1.1.	“Affiliate” shall mean any business entity more than fifty percent (50%) owned by Company, any business entity which owns more than fifty percent (50%) of Company, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of Company.

1.2.	“Component” shall mean a product, system or device that is Sold commercially by Company, an Affiliate, or sublicensee of Company, which does not meet the definition of a Licensed Product.

1.3.	“Commercialization”, with a correlative meaning for “Commercialize”, shall mean all activities undertaken before and after obtaining regulatory approval relating specifically to the pre-marketing, launch, promotion, marketing, sale, and distribution of a pharmaceutical product, including, without limitation: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support; and (b) phase IV clinical trials, if any, and (c) all customer support and product distribution, invoicing and sales activities.

1.4.	“Develop” or “Development” shall mean all activities relating to preparing and conducting preclinical testing, toxicology testing, ADME studies (administration, distribution, metabolism, excretion), human clinical studies, regulatory affairs for obtaining the regulatory approvals, formulation development, process development for manufacture and associated validation, quality assurance and quality control activities.

1.5.	“Development Plan” shall mean a summary of Company’s plans to Develop the Licensed Products that includes, but is not limited to, significant strategies, events, activities, research, collaborations, timelines and Development activities for the Licensed Products conducted hereunder for the primary purpose of ultimately supporting the Sale of Licensed Product.

1.6.	“Diligent Efforts” shall mean, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated Company, in the case of Company or its’ sublicensee, or a university intellectual property management organization in the case of UWMRF, devotes to a product of similar market potential, profit potential or strategic value within its portfolio, based on conditions then prevailing. Without limiting the foregoing, Diligent Efforts requires, with respect to such an obligation, that the Party: (a) within a reasonable time assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.7.	“Field of Use” shall mean, with respect to any Licensed Subject Matter, all fields of use.

1.8.	“Improvement” shall mean inventions, or claims to inventions, which constitute advancements, developments, or enhancements to the Licensed Patents, whether or not patentable and whether or not claimed in of any patent application, but which are sufficiently supported by the specification of a patent or patent application within the Licensed Patents to be of potential value to the Licensed Patents or Licensed Products and which is entitled to the priority date of that patent or patent application.

1.9.	“Information” means any data, results, technology, business information, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, practices, techniques, methods, processes, inventions, developments, specifications, formulations, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures. The Company shall disclose information discovered by Company related to the Licensed Patents to the UWMRF inventors for use in research and for training purposes only.

1.10.	“Licensed Patents” shall mean UWMRF’s rights in the patents and patent applications listed in Exhibit 1 and patents issuing therefrom, and any divisions, continuations, continuations-in-part and reissues thereof, and any and all foreign patents and patent applications corresponding thereto and any extensions of any of the foregoing. This definition of Licensed Patents includes any rights in and to New Developments subject to Section 1.16.

1.11.	“Licensed Product” shall mean any property, product, method, or service within the Field of Use that, absent the licenses granted under this Agreement, infringes, induces infringement, or contributes to infringement of a valid claim in any of the Licensed Patent(s) or any pending claims in pending applications.

1.12.	“Licensed Subject Matter” shall mean, collectively, Patent Rights, Technology Rights, and Improvements.

1.13.	“Licensed Territory” shall mean worldwide.

1.14.	“Materials” shall mean (i) any compositions or formulations of materials disclosed in the Licensed Patents and (ii) any modifications, derivatives, compositions or formulations of any material disclosed in the Licensed Patents created by the Company, its Affiliates, sublicensees, and partners.

1.15.	“Net Sales” shall mean the gross revenue received by Company, its Affiliates or their respective sublicensees, as appropriate, for Sales of Licensed Products to Third Parties during a relevant period of time; subject to the following deductions to the extent actually allowed or incurred with respect to such sales (a) sales, use, occupation or excise tax directly imposed and with reference to particular sales and other applicable taxes that are not reimbursable, refundable, or creditable to Company, (b) customs, duties or other governmental charges directly imposed and actually paid and with reference to particular sales, (c) prepaid or allowed freight (to the extent itemized and included in the amount billed the Third Party customer), postage, duty or insurance included therein, (d) returns, discounts, rebates, and discounts actually allowed, refunds, credits or repayments due to rejections, defects or returns, and net of amounts previously included in Net Sales that were written-off during such period as non-collectible (each not to exceed the original billing or invoice amount), and (e) normal and customary trade, quantity and cash discounts. No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Company and on its payroll, or for cost of collections. If the Licensed Product is commercially Sold or leased to any Person, or provided by Company, its Affiliates or their respective sublicensees to and used by any Person, in each case, for a consideration other than money, Net Sales shall be the gross selling price of comparable Licensed Products sold in arm’s length transactions by Company or, if no sales or leases of comparable Licensed Products have been made, then the fair market value thereof shall apply, except that this latter provision shall apply only to commercial use and shall not apply to Licensed Products transferred, conveyed or otherwise used by Third Parties for research and/or development performed on behalf of or for Company. For transfers of Licensed Products by Company to Affiliates solely for subsequent Sale by the Affiliates, Net Sales of such Licensed Products shall be determined when such Licensed Product is Sold by such Affiliate. Sales of Licensed Products to Third Party distributors or others that are not the Company or its Affiliates shall be determined when such Licensed Product is Sold to such Third Party distributor or other Third Party. Net Sales calculations performed pursuant to this definition shall be in accordance with GAAP.

1.16.	“New Developments” subject to the limitation in the last sentence of this Section 1.16, means inventions, or claims to inventions, which constitute advancements, developments, or improvements, whether or not patentable and whether or not the subject of any patent application, but if patentable, are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application. New Developments arising from research or other efforts financially supported by the Company and related to the Licensed Patents or good faith collaborative efforts by the Company and UWMRF or the University shall be included in Licensed Patents, as defined in Section 1.10 or Technology Rights as defined in Section 1.23, as appropriate.

1.17.	“Other Products” means any product or service (or component thereof) made by the Company, other than a Patent Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use of or incorporation, in whole or in part, of Materials.

1.18.	“Patent Rights” means UWMRF’s rights in any subject matter claimed in any U.S. or foreign patent applications or patents that claim priority to any of the Licensed Patents. This definition of Patent Rights includes any rights in and to New Developments.

1.19.	“Person” shall mean an individual, partnership, corporation, business trust, limited liability Company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a government agency.

1.20.	“Patent Product” means any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a valid claim of a Licensed Patent. As used herein, Covered By means that the use, sale, offering for sale, importation, exportation, distribution, rental or lease of a product other than the Patent Product (i) infringes, in the case of a valid claim in an issued patent, or (ii) would infringe the claim if it existed in a validly issued patent, in the case of a claim in a pending application.

1.21.	“Products” shall mean Other Products and Patent Products.

1.22.	“Sale, Sell or Sold” means the transfer or disposition of a Licensed Product for value to a party other than Company.

1.23.	“Technology Rights” means UWMRF’s rights in technical information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, results, technology, business information, know-how, trade secrets, practices, inventions, developments, specifications, formulations, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings, data (including test data, analytical and quality control data, stability data, and other study data), materials or compositions of any type (patentable or otherwise), algorithms, marketing reports, and expertise created by James Cook, Guanguan Li, Kashi Reddy Methuku, Michael Ming-Jin Poe, Terry Clayton, Hiteshkumar Jain, Yun Teng Johnson, Ojas Namjoshi, Sundar Rallapalli, Zhi-jian Wang, and Jie Yang (“Inventors”) at the University before the Effective Date relating to the Licensed Patents which are not part of the Patent Rights but which are necessary for the manufacture, use, or sale of Licensed Products.

1.24.	“Third Party” shall mean any entity other than UWMRF or Company or an Affiliate of any such entity.

2.       LICENSE

2.1.	Exclusive License. UWMRF hereby grants to Company a royalty-bearing, sole and exclusive license under the Licensed Patents to make, have made, practice, have practiced, Sell, have Sold, use, have used, offer, have offered, import, have imported, market, have marketed and otherwise Commercialize or have commercialized the Licensed Products within the Field of Use and throughout the Licensed Territory. This grant is subject to the payment by Company to UWMRF of all consideration as provided herein and is further subject to rights retained by UWMRF as provided in this Agreement.

2.2.	Non-Exclusive License. UWMRF hereby grants to Company a royalty-bearing, non-exclusive license under the Technology Rights to make, have made, practice, have practiced, Sell, have Sold, use, have used, offer, have offered, import, have imported, market, have marketed and otherwise Commercialize or have commercialized the Licensed Products within the Field of Use and throughout the Licensed Territory. This grant is subject to the payment by Company to UWMRF of all consideration as provided herein and is further subject to rights retained by UWMRF as provided in this Agreement.

2.3.	Non-Exclusive Rights. UWMRF expressly reserves for UWMRF, University, and University of Wisconsin System a non-exclusive, royalty-free, perpetual, irrevocable, worldwide right, including the right to grant in its sole discretion similar rights to other academic or non-profit research institutions that employ Inventors, to use the Licensed Subject Matter for any non-commercial purpose, including research, education and other educationally-related purposes. UWMRF expressly reserves the right to grant to any academic or non-profit research institution, subject to approval by the Company which approval shall not be unreasonably withheld, and at the request of Inventor, a non-exclusive right to use the Licensed Subject Matter for non-commercial research, education and other educationally-related objectives solely for the purpose of facilitating scientific and academic collaboration between Inventor and collaborator. UWMRF shall promptly notify Company when any portion of the Licensed Subject Matter is the subject of an academic collaboration as described above pursuant to this Article 2.3. Notwithstanding the foregoing, UWMRF, University and University of Wisconsin System (“Wisconsin Entities”) and any party to whom or to which Wisconsin Entities grant such rights, shall provide Company, notice and comply with Section 12.5.

2.4.	Non-Exclusive Research License. Company hereby grants to UWMRF a nonexclusive, royalty free, irrevocable, paid-up license, with the right to grant a sublicense to University and any non-profit institutions that employs, on a full-time basis, any inventor of the Licensed Patents, to practice and use Information and Improvements disclosed by Company related to the Licensed Subject Matter for non-commercial research, training and education purposes.

2.5.	Affiliates. Company may sublicense without the consent of UWMRF, the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Company. To the extent any Affiliate operates under this license, Company shall be responsible to UWMRF for all payments, reporting, and other obligations and liabilities of such Affiliate as if Company were in the Affiliate’s place. The Company may assign this Agreement to an Affiliate only with the consent of UWMRF in which case, the Company shall no longer be responsible for payments, reporting, and other obligations and liabilities under this Agreement; such responsibility will be solely that of the assignee.

2.6.	Grant of Sublicenses. Company may grant sublicenses consistent with this Agreement if Company is responsible for the operations of its sublicensees relevant to this Agreement as if the operations were carried out by Company. Company must deliver to UWMRF a true and correct copy of each sublicense granted by Company, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination. When this Agreement is terminated, all existing sublicenses granted by Company must be assigned to UWMRF. To the extent the Company is not responsible for the operations of its sublicensees, the relevant sublicense agreement must be approved in writing, in advance by UWMRF, which approval shall not be unreasonably withheld, and all responsibilities of this license shall be assumed by the sublicensee. In the event sublicensee shall breach this agreement or seek to terminate, Company shall have right to re-assume license.

3.       PAYMENTS AND REPORTS

3.1.	Past Patent Costs. Company shall pay to UWMRF an amount equal to the patent filing and prosecution costs incurred by UWMRF prior to the Effective Date and directly related to the Licensed Patents. Company shall pay such amount within thirty (30) days of receipt of invoice detailing such costs. The Parties have stipulated that the amount of patent filing and prosecution costs incurred by UWMRF prior to the Effective Date and as of January 14, 2020 are $60,370.35 for the Licensed Patents listed in Exhibit 1. Company shall pay such amount according to the following:

a.	A first payment of Past Patent Expenses in the amount of 25% of the total accrued shall be due twelve months (12) months following the Effective Date of this Agreement.

b.	A second payment of Past Patent Expenses in the amount of 25% of the total accrued shall be due twelve months (24) months following the Effective Date of this Agreement.

c.	The remaining balance of the Past Patent Expenses shall be due thirty-six (36) months following the Effective Date of this Agreement.

d.	If occurring earlier than the due dates listed above for Past Patent Expense reimbursement, the entire balance of Past Patent Expenses shall be paid on the date of acquisition of Company by merger, sale of all (or substantially all) of Company’s assets to which this Agreement pertains, or other sale of equity or reorganization resulting in a change of 50% or more in the ownership of Company’s stock after the closing of the initial round.

3.2.	Payments. In consideration of rights granted by UWMRF to Company under this Agreement, Company will pay UWMRF the following:

a.	Beginning on the second anniversary of the Effective Date of the Agreement and terminating with respect to any future such payment upon the payment of royalties pursuant to Article 3.2(c) or Article 3.2(d) below prior to the occurrence of the applicable anniversary), a once per anniversary annual license maintenance fee will be paid to UWMRF upon each applicable anniversary of the Agreement:

-2nd Anniversary: $[***]

-3rd Anniversary: $[***]

-4th Anniversary: $[***]

-5th Anniversary and each anniversary thereafter: $[***]

b.	Company will pay to UWMRF a one-time, non-creditable, non-refundable payment upon the first occurrence of each the following events with respect to the first Licensed Product only (and for the avoidance of doubt, no such payment shall be made with respect to any other Licensed Product):

i.       A payment of [***] ($[***]) upon the earliest date of first dosing of a patient in a Phase II clinical trial (as defined in the U.S. Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA), or equivalent application, with the FDA or equivalent regulatory authority.

ii.       A payment of [***] ($[***]) upon the application of the first dose in humans in a Phase III Clinical Trial or foreign equivalent.

iii.       A payment of [***] ($[***]) upon the approval by the FDA of the New Drug Application (NDA).

iv.       For the avoidance of doubt, the foregoing milestone payments would become due, if at all, only one time for an aggregate maximum milestone payment of $[***].

Company shall pay to UWMRF the above amounts within ninety (90) days of the first occurrence of the above listed clinical based events. Each clinical milestone payment made to UWMRF hereto shall be payable only once per Licensed Product, regardless of the number of times achieved. Each such payment is non-refundable and non-creditable against any other payments due hereunder. For clarity, if any such clinical milestone event that would trigger a milestone payment is not conducted or “skipped”, either as by design of the clinical trial or as allowed by the FDA or a comparable foreign regulatory authority, then the payment above shall be due upon the initiation of the next advanced clinical trial/study or regulatory event.

c.	Net Sales Royalty. During the term of this Agreement the Company or Affiliates will pay to UWMRF a running royalty of Net Sales on a country by country basis and only related to any Patent Product or Other Product, as applicable, for which there is either a then valid claim in a Licensed Patent in such country covering such Licensed Product or sold in a country in which market exclusivity period granted by a regulatory agency or any legal right granted by a regulatory authority in such country to market and sell the Licensed Product, in each case as follows:

i.	A running royalty of [***]% of Net Sales of Patent Products by Licensee will be paid to UWMRF. If royalty stacking is necessary for sales of Products as determined by the Company, UWMRF shall receive a royalty no less than [***]% of Net Sales.

ii.	A running royalty of [***]% of Net Sales of Other Products by Licensee will be paid to UWMRF. If royalty stacking is necessary for sales of Products as determined by the Company, UWMRF shall receive a royalty no less than [***]% of Net Sales.

iii.	If Products are sold by a non-affiliated Third Party under a sub-license from Company, the royalties paid to UWMRF shall be the royalty rates set forth above in this section.

d.	Royalty Stacking. (a) In the event that, with respect to Net Sales of Licensed Products, Company is required or elects to pay royalties to unaffiliated Third Parties for the freedom to operate under the claims of the Licensed Patent or Licensed Products, and the total royalties, including those payable to UWMRF hereunder, exceeds [***] percent ([***]%) of Net Sales (the “Maximum Royalty Burden Rate on Licensed Products”), the amount due and payable to UWMRF hereunder shall be proportionally reduced. The minimum royalty rate to UWMRF on Licensed Products shall be [***]%. For example, if the royalty is [***]% of Net Sales as described in Section 3.2(c)(i) above and if the royalties owed by Licensee to a Third Party for freedom to operate is [***]%, thereby making the total royalties owed by Company for freedom to operate equal to [***]% of Net Sales (which is greater than the [***]% Maximum Royalty Burden Rate on Licensed Products), the offset is [***]/[***], and UWMRF would receive [***]% of Net Sales. (Calculation: [***]% = [***]% x ([***]/[***])) As another example with respect to Other Products, the maximum royalty burden rate on Other Products (the “Maximum Royalty Burden Rate on Other Products”) shall be [***]%. If the original Royalty is [***]% of Net Sales as described in Section 3.2(c)(ii) above, and if the royalties owed by Company to a Third Party for freedom to operate is [***]%, thereby making the total royalties owed by Licensee for freedom to operate equal to [***]% of Net Sales, the offset is [***]/[***], and UWMRF shall receive [***]% of Net Sales. (Calculation: [***]% = [***]% x ([***]/[***]), however, the minimum amount owed UWMRF is [***]% The amount owed Third Parties is still [***]%). The minimum royalty rate to UWMRF on Other Products shall be [***]%.

e.	Minimum Annual Royalties. A minimum annual royalty shall apply following the first Sale of a Licensed Product anywhere in the Licensed Territory.

Year 1 = $[***]

Year 2-3 = $[***]

Year 4-5 = $[***]

Year 6+ = $[***]

The minimum annual royalty for each calendar year shall be due and payable in advance on or before January 15 of such year and will be credited as advance payment of royalties to accrue during the calendar year following payment. The minimum annual royalty payments will not be refunded in whole or in part.

3.3.	Competing Products. If the Company notifies UWMRF in writing that a product or service has entered the marketplace that competes with a Product sold by the Company, the Parties will discuss in good faith whether a modification to the royalties and minimum royalties due to UWMRF should be made.

3.4.	Future Patent Costs. Company shall pay all patent application filing and prosecution costs while securing and maintaining patent protection directly related to the Licensed Patents as per Article 5.6.

3.5.	Sublicensing Costs. If Products are sold by a non-affiliated Third Party under a sublicense from Company, the UWMRF shall be paid the following for non-royalty sublicensing fees:

a.	[***]% of sublicensing revenue received before the first anniversary of the Effective date of the Agreement.

b.	[***]% of sublicensing revenue received between the first and second anniversary of the Effective date of the Agreement.

c.	[***]% of sublicensing revenue received beyond the second anniversary of the Effective date of the Agreement.

Any equity purchases, research support, in-kind support, or patent expense reimbursements are expressly excluded from Sublicense Fees.

3.6.	Equity Grant. In consideration of rights granted by UWMRF to Company under this Agreement, Company shall convey to UWMRF on the effective date of this Agreement, stock appreciation rights (“SARS”) providing a right of UWMRF to the appreciation of the neuromodulator programs above $1 each for the ampakine program and the program that is the subject of the this Agreement and any additional neuromodulator programs added the Company’s portfolio of assets, payable upon sale or assignment of one or the other programs or any combination of them, up to 4.9% of the consideration received. UWMRF shall retain the SARS related to any programs not sold or assigned. In the event of the formation of a new neuromodulator company by the Company (“New Company”), if so formed, comprised of at least one of the Company’s neuromodulator programs whether or not such program is the subject of this Agreement, the SARS related to the program or programs that are the subject of the New Company, shall be exchanged for 4.9% of the founders’ common equity of that New Company, subject to the same dilution as other founders and UWMRF shall retain the SARS related to the programs that are not the subject of the New Company. If additional new companies are formed by the Company, this process shall apply in each case.

3.7.	Royalty Payments. Payments of royalties shall be made quarterly within sixty (60) days of the end of the calendar quarter (or Company fiscal quarter to the extent Company adopts a financial year not based on the calendar year), with a final payment with respect to each year one-hundred twenty (120) days after each year end, which final payment shall be in lieu of the fourth quarter payment and shall be adjusted for any required adjustments of prior quarterly royalties payments, not otherwise corrected pursuant to Section 3.10. Royalties shall be reported using the template provided in Exhibit 3.

3.8.	Legal Actions. At any time should Company bring a legal action in any forum seeking to invalidate any claim of any Licensed Patent, Company and its sublicense(s) shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

3.9.	Payments and Taxes. Payments due under this Agreement shall be made in United States Dollars. For converting payments on Net Sales made in a currency other than United States Dollars, there shall be used the exchange rate for U.S. Dollars as related to such other currency as published in the Wall Street Journal for the last day of the quarter for which such payment is due, or if the last day is not a business day, the closest preceding business day. All payments pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed on such payments by a jurisdiction other than the United States (“Withholding Taxes”). At UWMRF’s request, Company shall provide UWMRF a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist UWMRF to obtain the benefit of any applicable tax treaty.

3.10.	Right to Audit. During the term of this Agreement and for a period of three (3) years thereafter, Company shall keep and maintain, and require its Affiliates and assignees to keep and maintain, proper and complete records and books of account to document sales of Licensed Products by Company and any Affiliates and assignees. Such records shall be maintained for a minimum of three (3) years. At UWMRF’s request and expense, Company shall permit UWMRF or its representatives, to examine, not more than once in any calendar year for any current or preceding calendar year and upon 30 days prior written notice, such books and records of Company and its Affiliates and assignees for the sole purpose of determining the correctness of all calculations of sales, royalties, and other consideration and payments reported by Company pursuant to this Article 3. Such examination will occur during business hours and the Parties shall make reasonable efforts to ensure that the normal operations of Company are not unduly affected by such examination. Company shall pay to UWMRF undisputed underpaid amounts, if any, within thirty (30) days of the determination, and UWMRF shall pay to Company undisputed overpaid amounts, if any, within thirty (30) days of the determination; provided, however, that if the Party responsible for such payment objects to the amount to be paid, in whole or in part, within thirty (30) days of receiving notification of an underpayment or overpayment, the matter shall be submitted to a mutually agreed upon independent public accounting firm, whose determination shall be binding upon the Parties. In addition, if the amounts due UWMRF are determined to have been underpaid by an amount equal to or greater than ten percent (10%) of the total amount due for the calendar year so examined, then Company shall pay the underpaid amount plus the cost of the examination. Late payments will be subject to interest calculated at a rate of twelve percent (12%) per annum, or the highest rate allowed by Wisconsin law, whichever is less.

3.11.	Royalty Reporting. In conjunction with each payment, Company shall provide UWMRF a written report, the first such report being due and related to the quarter in which the first Net Sales occurred, having sufficient detail to allow a determination of the royalties due UWMRF pursuant to this Agreement. Each report provided to UWMRF shall contain at least the following information using the template found in Exhibit 3:

a.	the gross dollar and number of unit sales of Licensed Products Sold by Company, its Affiliates in each country; and,

b.	the calculation of Net Sales for Licensed Products Sold by Company or its Affiliates in each country; and,

c.	the total royalties payable to UWMRF in U.S. Dollars, together with the exchange rates used for conversion; and,

d.	a statement that no royalties are due, if no royalties are due to UWMRF for any reporting period after the first Sale of a Licensed Product; and,

e.	direct fees and revenue, or in the case of non-cash consideration, the cash value of such consideration received by Company from any sublicensee pursuant to any sublicense agreement, for the purposes of calculating amounts due UWMRF pursuant to Article 3.5 hereof.

3.12.	Any payment required under this Agreement may be made by check as follows (making reference to this Agreement):

UWM Research Foundation

Attn: President

1440 East North Ave.

Milwaukee, WI 53202

4.       TERM AND TERMINATION

4.1.	Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 4, shall remain in effect until the longer of (a) the expiration of all of Company’s payment obligations to UWMRF, or (b) the expiration of the last to expire Licensed Patent in the United States or Europe.

4.2.	Early Termination by Company. Company shall have the right to terminate this Agreement, in its entirety, upon written notice to UWMRF by at least six (6) months’ written notice prior to the effective date of termination; provided that in no event may the effective date of such termination precede the second anniversary of the Effective Date. Company will be responsible for any payments due to UWMRF pursuant to this Agreement, which payments obligations matured prior to the effective date of termination.

4.3.	Termination due to Default. In the event that either Party is in default of its obligations under this Agreement and fails to remedy such default within sixty (60) days after receipt of written notice thereof regarding a default not solely in the payment of money due hereunder, or thirty (30) days after receipt of written notice thereof regarding a default solely in the payment of money due hereunder or, in either case, to the extent such default cannot be remedied within such thirty (30) or sixty (60) day period, shall fail to have commenced good faith efforts to remedy such breach within such sixty (60) or thirty (30) day period and continue thereafter to remedy such breach, the Party not in default shall have the option of terminating this Agreement by giving written notice of termination to the defaulting Party. In the event that UWMRF is the defaulting Party and Company shall retain the License Agreement, Company shall be eligible for liquidated damages in an amount to be determined by mediation

4.4.	Termination of Exclusivity. Any time after two (2) years from the Effective Date, if Company, or its’ sublicensee, fails to use sustained Diligent Efforts to actively Develop and Commercialize the Licensed Subject Matter in the United States, UWMRF has the right to terminate the exclusivity of this license. UWMRF shall provide written notice to Company evidencing that Company, or its sublicensee, has failed to use sustained Diligent Efforts and if, within ninety (90) days after receiving such written notice from UWMRF of intended termination of exclusivity, Company fails to provide written evidence to UWMRF that Company, or its sublicensee, has used sustained Diligent Efforts to actively Develop or Commercialize the Licensed Subject Matter in such country then UWMRF will have the right to terminate the exclusivity of this license. If a sublicensee fails to perform Diligent Efforts, the Company shall have the right to retain the License and shall have an additional 90 days to commence Diligent Efforts.

4.5.	Termination for Lack of Diligence. Any time after three (3) years from the Effective Date, if Company, or its’ sublicense, fails to use sustained Diligent Efforts to actively Develop and Commercialize the Licensed Subject Matter in the United States, UWMRF has the right to terminate this license. UWMRF shall provide written notice to Company evidencing that Company, or its sublicense, has failed to use such sustained Diligent Efforts and if, within ninety (90) days after receiving written notice from UWMRF of intended termination, Company fails to provide written evidence to UWMRF that Company, or its sublicense, has used sustained Diligent Efforts to actively Develop or Commercialize the Licensed Subject Matter then UWMRF will have the right to terminate this license in such country. Notwithstanding the foregoing, if a sublicensee fails to perform Diligent Efforts, the Company shall have the right to retain the License and shall have an additional 90 days to commence Diligent Efforts.

4.6.	Other Termination. This Agreement terminates automatically if Company becomes bankrupt or insolvent and/or if the business of Company is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Company or otherwise.

4.7.    Termination Obligations. If this Agreement is terminated for any cause:

a.	nothing herein will be construed to release either Party of any obligation matured prior to the effective date of the termination; and,

b.	after the effective date of the termination, Company may Sell all Licensed Products and parts thereof it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article 3; and,

c.	Company will be bound by the provisions of Articles 10 (Indemnification), 12 (Use of Name and Confidential Information) of this Agreement.

4.8.	Sublicense Continuance. If this Agreement is terminated by UWMRF, any Company sublicensee(s) not in default of the terms and conditions of its sublicense agreement with Company may make a written election requesting to continue such sublicense agreement directly with UWMRF. Upon such an election by any such sublicensee, UWMRF may promptly negotiate, in good faith, a license continuance agreement with such sublicensee under reasonable terms and conditions. Company shall provide UWMRF all reasonable assistance and cooperation to make such license continuation agreement negotiations as efficient as possible. To the extent reasonably possible, Company must give its sublicensee(s) written notice thirty (30) days prior to the effective date of termination of this Agreement. In any case, sublicensee(s) must make a written election within thirty (30) days after receipt of written notice of termination from Company.

5.       PATENTS AND INVENTIONS

5.1.	Ownership. For the purpose of defining Patent Rights, each Party shall own any New Developments made solely by its employees, agents, directors, owners, advisors or independent contractors in the course of conducting its activities under this Agreement together with all intellectual property rights therein (“Sole Inventions”). Any New Developments that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”) shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent laws. For clarity, to the extent Joint Inventions relate to the Field of Use, such inventions shall automatically become part of this Agreement.

5.2.	Disclosure of Joint Inventions. Each Party must, to the extent not prohibited by third party agreements or obligations, promptly disclose to the other Party any New Development or invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that may be Joint Inventions, and all information relating to such inventions.

5.3.	Prosecution. Subject to the terms of Article 5.5, each Party has the right to file and prosecute intellectual property applications on any intellectual property to which it holds exclusive title.

5.4.	Joint Inventions. The Parties shall use the procedure for the protection and administration of Joint Inventions as specified below in Article 5.5. If one Party does not wish to participate in the preparation, prosecution, and maintenance of intellectual property protection for Joint Inventions, the non-participating Party must offer to assign all its rights, title and interest to the Party electing to pursue intellectual property protection. The non-participating Party shall retain a non-exclusive, royalty free, non-sublicensable license to use the intellectual property for its own non-commercial research purposes.

5.5.	Patent Prosecution. UWMRF, in consultation with Company, shall during the term hereof have the right, but not the obligation, to file patent applications to protect such Inventions or discoveries and to control actions related to the prosecution and maintenance of the U.S. patents and patent applications included within the Licensed Patents, and actions related to the prosecution and maintenance of those foreign patents and patent applications. UWMRF reserves the right to file a patent application, at its own expense, in any countries not requested by Company. The Company shall have the right to select legal counsel of its’ choice and, in consultation with UWMRF, to make any final determinations with respect to all actions relating to the Licensed Patents. UWMRF shall be entitled to provide comments and suggestions as to such proposed action and the Company shall take such comments and suggestions reasonably into account in its prosecution and maintenance of such patent applications and patents. The Company, in consultation with UWMRF shall prosecute and maintain patent applications and patents included within the Licensed Patent(s) diligently. To the extent the Company does not prosecute and maintain patent applications and patents included within the Licensed Patents, UWMRF shall have the right to prosecute and maintain such patents and patent applications on UWMRF’s behalf (at UWMRF’s expense), in which case, such patents and patent applications shall be treated in accordance with Section 5.6.

5.6.	Future Patent Costs. During the time that any rights granted to Company remain exclusive, Company agrees to pay all costs (services and disbursements) incurred by UWMRF after the Effective Date in connection with the preparation, filing, prosecution and maintenance of Licensed Patent(s) (“Patent Related Costs”). UWMRF shall be reasonably included and given reasonable participation rights in all meetings with and communications to and from patent counsel. During the term of this Agreement Company may elect not to proceed with the payment of certain Patent Related Costs and prosecution for any one or more particular patent(s) or patent application(s) (thereafter a “Relinquished Patent”) included within the Licensed Patents. Upon provision to UWMRF of written notice of such election, and effective ten (10) days after the receipt of such notice, this Agreement and Exhibit 1 shall be amended and such Relinquished Patent(s) shall no longer be included within the Licensed Patents and Company shall have no rights with respect thereto. For clarity, any Patent Related Costs accrued prior to the effective date of a Relinquished Patent, must be reimbursed to UWMRF. All rights previously granted to Company with respect to such Relinquished Patent(s) will revert to the sole benefit of UWMRF, and Company shall be fully liable for any infringement thereof caused by its activities after the date of relinquishment.

5.7.	Challenge of Patent by Company. If the Company, sublicensee, an affiliate, or a Third Party acting on behalf of the Company or one of its affiliates or sublicensees, challenges the validity or enforceability of UWMRF’s Patent Rights anywhere in the world, the Company must continue to pay all royalties and other financial obligations required under this Agreement, to include patent costs and fees. The Company must reimburse the UWMRF for all fees and costs associated with defending such action, including but not limited to attorney fees and expert fees.

6.       DEVELOPMENT, DILIGENCE AND MILESTONES

6.1.	Development Rights. Company shall have the sole right and obligation to make all decisions regarding the Development, use, production, Sale, Commercialization, and sublicensing of Licensed Products. Company shall reasonably consider all input and comments received from UWMRF related to Company’s Development, use, production, Sale, Commercialization, and sublicensing of Licensed Products.

6.2.	Diligent Efforts. Company must exercise Diligent Efforts to Develop the Licensed Products for use throughout the Licensed Field and will give commercially reasonable consideration to the broadest possible application of the Licensed Products within the Field of Use to which the Licensed Patents might be applied. Company shall give reasonable consideration to any comments or suggestions from UWMRF regarding additional applications to which the Licensed Patents could be applied, provided that Company shall make the final determination as to Company’s development plan(s) regarding products embraced by the Licensed Patents (subject to the above obligation on Company to exercise Diligent Efforts). Such Diligent Efforts shall include, without limitation, those activities listed in the Development Plan separately provided and not made a part of this Agreement, as amended from time-to-time. The Parties agree that a revised copy of a Development Plan will be promptly provided to UWMRF after being amended or modified by Company.

6.3.	Development Plan. Beginning on the Effective Date and on each September 30 thereafter, beginning on September 30, 2021 until the date of first Sale, Company must provide UWMRF annually with a written Development Plan summarizing Company’s Development activities since the last Development Plan and any adjustments made by Company to the previous Development Plan. Company agrees to provide each Development Plan to UWMRF on or before ninety (90) days from the end of each annual period and shall set forth in each Development Plan reasonably sufficient detail to enable UWMRF to ascertain Company’s progress toward the development of Licensed Products based on the Licensed Patents. It is understood and acknowledged by the Parties that Development Plans shall constitute Company Confidential Information, shall not be considered a part or an amendment to this Agreement, shall be provided by Company for informational purposes only and shall not (apart from the diligence obligations set forth in Article 6.2 above) subject the Company to allegations of breach or termination of this Agreement.

6.4.	Lack of Diligence. Company has or will obtain the expertise necessary to independently evaluate the Licensed Patent(s) and intends to promote the development of Licensed Products for the commercial market. Company acknowledges that any failure by Company to exercise Diligent Efforts to reasonably implement the Development Plan, as amended from time to time, or to make timely submission to UWMRF of any updated Development Plan, or the providing of any false information to UWMRF regarding Company’s development activities hereunder, shall be a breach of this Agreement subject to the requirements of Article 4.3 hereof.

7.       PROTECTION OF LICENSED PATENTS AND INFRINGEMENT

7.1.	Product Packaging. In a manner that is reasonable and consistent with industry practice and applicable legal requirements, Company agrees that all packaging containing Licensed Product(s), and documentation therefore, or Licensed Products sold by Company or its sublicensees will be permanently and legibly marked with the number of the applicable Licensed Patents in accordance with each country’s intellectual property laws, including 35 U.S.C. 287 of U.S. law.

7.2.	Infringement Notification. Each Party must promptly, but no later than fourteen calendar (14) days after obtaining notice of infringement regarding the Licensed Products, notify the other in writing of such notice, including providing a copy of the notice of infringement.

7.3.	Third Party Infringement. In the event that either Party believes there is infringement of any Licensed Patent(s) by a Third Party, such Party must provide the other Party with written notice that such infringement is occurring, including reasonable evidence of the infringement as soon as practicable.

7.4.	Company Defense of Patent Challenge or Infringement Enforcement. Company, at its own expense, may defend or enforce any patent exclusively licensed hereunder against challenge or infringement by Third Parties and shall have the right and option to take action to abate such challenge or infringement e.g., by threatening suit, filing suit, injunction or license. Upon request by Company, UWMRF shall take action, join in any action, and otherwise provide Company with such assistance and information as may be useful to Company in connection with Company’s taking such action (if the cause of action arose during the Term of the Agreement and Company reimburses Licensors for their reasonable out-of-pocket expenses reasonably incurred in connection with any such request). Any recovery or damages with respect to challenges or infringements derived through Company taking such action shall be applied as follows:

a.	first, to UWMRF to reimburse UWMRF for their expenses in assisting with such litigation (to the extent not previously reimbursed), including reasonable attorney’s fees;

b.	second, to Company to reimburse Company for the expenses of the litigation, including reasonable attorney’s fees; and,

c.	the balance of any recovery or damages shall be treated as Net Sales all of which shall be credited to the Company and which shall be calculated at the same royalty rate as that from Net Sales of Licensed Products.

7.5.	UWMRF Defense of Patent Challenge or Infringement Enforcement. If the Company has not taken action to abate any alleged Third Party challenge or infringement within three (3) months of knowledge then, at anytime UWMRF may choose to bring an action at its own expense against the challenger or infringer of the Licensed Patents under such circumstances. Any recovery of damages for infringement derived through UWMRF taking such action shall be applied as follows:

a.	first, to Company to reimburse Company for its expenses, if any, in assisting with such litigation, including reasonable attorney’s fees; and,

b.	second, to UWMRF to reimburse UWMRF for the expenses of the litigation, including reasonable attorney’s fees; and,

c.	the balance of any recovery or damages shall be 100% retained by UWMRF.

8.       DISPUTE RESOLUTION AND INTERPRETATION

8.1.	Governing Law. This Agreement and performance hereunder shall be governed, construed and enforced in accordance with the laws of the United States of America and of the laws of the State of Wisconsin (notwithstanding any choice of law principles).

8.2.	Dispute Resolution. The Parties to this Agreement agree, as an initial matter, to meet, negotiate in good faith, and attempt to resolve amicably, without litigation, any controversy or any disputed claim by either Party against the other Party arising under or related to this Agreement. Prior to resorting to litigation, the Parties shall confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party.

8.3.	Court Resolution. If the Parties are unable to resolve the matter themselves, the Parties agree on the state and federal courts sitting in the State of Wisconsin as the sole and exclusive venues for resolving disputes, and the Parties hereby submit to the jurisdiction of such courts.

8.4.	Validity. If any provision of this Agreement is determined to be invalid or unenforceable, or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law; the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Parties hereto, and shall be enforceable, as though said invalid or unenforceable provision were not contained herein. Without limiting the generality of the preceding sentence, if any remedy set forth in this Agreement is determined to have failed of its essential purpose, then all other provisions of this Agreement, including the limitation of liability and exclusion of damages, shall remain in full force and effect.

9.       ASSIGNMENT

9.1.	Assignment Consent. This Agreement and all rights and obligations are personal to the Parties, and may not be assigned without the written consent of the other Party unless otherwise provided for in Articles 9.1 or 9.2 and 2.5. With prior written notification to Company, UWMRF shall have the right to assign or transfer its rights and obligations under this Agreement; provided the party to whom such rights and obligations are assigned or transferred has also been assigned all rights to the Licensed Patents, and has agreed to assume all of the obligations of UWMRF hereunder.

9.2.	Assignment Transfer. Upon written notice, this Agreement may be assigned, transferred or sublicensed by Company without UWMRF’s consent to an Affiliate or in connection with the acquisition of Company by merger, sale of all (or substantially all) of Company’s assets, or other sale of equity or reorganization resulting in a change of 50% or more in the ownership of Company’s stock, provided the assignee or successor has agreed to assume all of the obligations of Company hereunder. Company shall use best efforts to provide at least thirty (30) days written notice informing UWMRF of any potential or pending assignment of rights under the Agreement.

10.       WARRANTY, INDEMNIFICATION & SUPERIOR-RIGHTS

10.1.	Superior Rights. Except for the rights, if any, of the Government of the United States, as set forth herein, UWMRF represents and warrants that (a) it is the owner of the entire right, title, and interest in and to the Licensed Patents, (b) it has the sole right to grant licenses thereunder, and (c) it has not granted licenses thereunder to any other entity that would restrict rights granted to Company except as stated herein.

10.2.	Government Rights. It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such patents for governmental purposes. Any license granted to Company pursuant to this Agreement shall be subject to such right. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail.

10.3.	Representations. Company understands and acknowledges that UWMRF by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter, nor does UWMRF make any representation that the inventions contained in Licensed Patents or any Licensed Products do not infringe any other patents now held or that will be held by others or by UWMRF. UWMRF represents that its patents are validly held and to the best of its knowledge.

10.4.	No Notice of Claims. UWMRF represents and warrants, (a) there are no liens, conveyances, mortgages, assignments, or other agreements which would prevent or impair the exercise of all substantive rights granted to Company pursuant to the terms and conditions of this Agreement; and (b) there is no claim, legal action, suit, arbitration, governmental investigation or other legal administrative proceeding, nor any decree or judgment in progress, pending or in effect, or, to the knowledge of UWMRF, threatened against or relating to UWMRF’s know-how or the transactions contemplated by this Agreement.

10.5.	Due Diligence. Company, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by UWMRF, University of Wisconsin System, University or its employees to enter into this Agreement, and further warrants and represents that (a) it has conducted sufficient due diligence with respect to all items, issues, and matters pertaining to this Agreement; and (b) Company has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

10.6.	Express Warranties. THE EXPRESS WARRANTIES SET FORTH IN ARTICLES 10.1 and 10.4 ABOVE ARE THE ONLY WARRANTIES MADE BY UWMRF TO Company WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. UWMRF MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY ASPECT OF THIS AGREEMENT OR WITH RESPECT TO THE LICENSED PRODUCTS.

10.7.	Indemnification. Company agrees to hold harmless and indemnify UWMRF, University of Wisconsin System, University, its regents, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Company, its Affiliates and their officers, employees, agents or representatives.

10.8.	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.       INSURANCE

11.1.	Insurance Coverage. Beginning at the time when any Licensed Product is being distributed or Sold (including for the purpose of obtaining regulatory approvals or endorsements) by Company or by a sublicensee, Company must, at its sole cost and expense, procure and maintain commercial general liability insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company s liability with respect to its indemnification under this Agreement. In the event Company makes a commercially reasonable effort to comply with the requirements of this Article 11.1 and is not able to obtain all said insurance coverage, then Company must provide written documentation of its efforts to obtain such coverage with supporting independent confirmation of any ineligibility or noncompliance by insurance carrier or broker.

11.2.	Evidence of Insurance. Company must provide UWMRF with written evidence of such insurance upon UWMRF’s request. Company must provide UWMRF with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

12.       CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

12.1.	Nondisclosure of Confidential Information. Each Party agrees it shall not disclose Confidential Information of the other Party in any manner, either oral or written, except as authorized in this Article 12. For all purposes hereunder, the Party disclosing Confidential Information shall be the “Disclosing Party” and the other Party shall be the “Receiving Party”. UWMRF and Company each agree that all Confidential Information forwarded to one by the other (a) be received in strict confidence, (b) be used only for the purposes of this Agreement, and (c) not be disclosed by the Receiving Party, its agents, directors, owners, advisors or employees without the prior written consent of the Disclosing Party, except to the extent that the Receiving Party can establish competent written proof that such information:

a.	was in the public domain at the time of disclosure; or,

b.	later became part of the public domain through no act or omission of the Receiving Party, it’s employees, agents, successors or assigns; or,

c.	was lawfully disclosed to the Receiving Party by a Third party having the right to disclose it; or,

d.	was already known by the Receiving Party at the time of disclosure; or,

e.	was independently developed by the Receiving Party; or,

f.	is required by law or regulation to be disclosed.

12.2.	Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

a.	filing or prosecuting Patents; or,

b.	prosecuting or defending litigation; or,

c.	complying with applicable governmental regulations; or,

d.	disclosure, in connection with the performance of this Agreement, to such Party’s Affiliates, potential collaborators and sublicensees, partners, and licensees (including potential co-marketing and co-promotion contractors), research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12.

e.	Notwithstanding the foregoing, the Company may make disclosures to prospective investors, lenders and investment bankers pursuant to its capital raising efforts.

12.3.	Confidential Disclosures. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Notwithstanding the foregoing, such terms may be disclosed by a Party to individuals or entities covered by 12.2.(d) and (e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12, and Company may disclose the aggregate license terms in single Company meetings with potential investment bankers, investors, lenders, and investors solely for the purpose of raising capital. In addition, a copy of this Agreement may be filed by Company with the Securities and Exchange Commission on Form 8-K (material agreements) or its quarterly report(s) on Form 10-Q or its annual report on Form 10-K or in connection with any public offering of Company’ securities.

12.4.	Obligation of Confidence. It is acknowledged that each Party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of three (3) years thereafter.

12.5.	Rights to Publish. UWMRF (on behalf of itself, the University and the Inventor) and Company reserves their rights to release or publish, either written or orally, the results of research related to the Licensed Subject Matter, to the scientific and business community in scientific journals or at any industry, investment, field, trade, business, scientific or technical conference, seminar, symposia or similar event, so long as such publication does not conflict with the other provisions of this Article 12. Without limiting the generality of the foregoing, Company shall be entitled to present, publish and release the results of its scientific work and development efforts without notification to or consent from UWMRF. In the event UWMRF or University (or any of their respective faculty, employee(s) or students) desires to publish the results of research related to the Licensed Subject Matter, such party shall give Company no less than sixty (60) days prior to the submission for publication a copy of the proposed publication (or an outline of such oral disclosure) to review the proposed publication and provide UWMRF with its comments and suggested changes. UWMRF shall take such comments and suggested changes reasonably into account. Within this sixty (60) day period the Company may request UWMRF, in writing, to delay such submission for publication or oral disclosure for a maximum of an additional thirty (30) days in order to protect the potential patentability of any invention described therein, and UWMRF shall comply with any such request so long as it is reasonable and cooperate with Company towards that end. Such delay must not, however, be imposed on the filing of any student thesis or dissertation by way of this Article 12.5. In no event shall the public release of any proposed publication or oral disclosure be delayed more than ninety (90) days from the date of its submission to Company. Upon the expiration of such sixty (60) day period from receipt by Company of such proposed publication, then UWMRF shall be free to proceed with the written publication or the oral presentation, unless Company has requested the delay described above.

12.6.	Publicity. The Parties agree that the initial public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit 2, if any, or as otherwise agreed by the Parties. During the Agreement Period, UWMRF and Company shall submit to the other for review and comment, to the extent reasonably attainable, not less than forty-eight (48) hours prior to release, all press releases or other public announcements directly relating to the license granted under this Agreement.

12.7.	Use of Name. A Party shall not use the name of another Party in any public announcement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. For clarity, the name of a Party, without prior written consent, shall be permitted to be used in any governmental or regulatory filings.

13.       NOTICES

13.1.	All notices required or permitted under this Agreement shall be in writing (including by facsimile or PDF copy attached to an email) and provided by certified or registered air mail, personal delivery, or facsimile or email to the appropriate Party at the following addresses or such other addresses as the Parties may hereafter designate by notice:

13.2.

If to UWMRF:	UWM Research Foundation Attn: President 1440 East North Avenue Milwaukee, WI 53202	With a copy to (UWMRF):	UWM Foundation Attn: Chief Operating Officer 1440 East North Avenue Milwaukee, WI 53202

If to Company:	RespireRx Pharmaceuticals Inc Attn: Arnold S. Lippa, Chief Scientific Officer Address: 126 Valley Road, Suite C Glen Rock, NJ 07452 Email: alippa@respirerx.com	With a copy to RespireRx Pharmaceuticals Inc.	Attn: Jeff Eliot Margolis, CFO Address: 126 Valley Road, Suite C Glen Rock, NJ 07452 Email: jmargolis@auroracapital.com

Each Party may change the address or title of the person to whom notices will be sent by giving notice in the manner set forth herein.

14.       GENERAL

14.1.	Complete Agreement. This Agreement, together with the agreements expressly referenced herein, constitutes the entire and only agreement between the Parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both Parties.

14.2.	Force Majeure. No Party to this Agreement shall be responsible or liable to any other Party hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy or any other contingency beyond such Party’s reasonable control. In the event of the applicability of this Article 14.2, the Party affected thereby shall use its commercially reasonable efforts to eliminate, cure and overcome any such causes and resume performance of its obligations under this Agreement.

14.3.	Regulations. Company must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement, including without limitation, export regulations.

14.4.	No Waiver. Failure of UWMRF to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

14.5.	Use of Titles and Headings. The titles and headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or affect the meaning of this Agreement.

14.6.	Severability. If any provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, the remainder of this Agreement shall be construed as if such provision had never been contained in the Agreement.

14.7.	The use of the singular shall also mean the plural; the use of the plural shall also mean the singular. The use of “including” shall be by way of illustration and shall mean “including without limitation.” All defined terms shall have the defined meaning whether used before or after such term is defined.

14.8.	This Agreement may be executed in a number of identical counterparts each of which for all purposes shall be deemed an original. This Agreement shall not be binding on the Parties until all Parties have signed the same Agreement or identical counterparts thereof and each Party has received the signature page signed by the other Party, whether that signature page is an original, facsimile, digital or electronic copy.

The remainder of this page was intentionally left blank.

IN WITNESS WHEREOF, Parties hereto have caused their duly authorized representatives to execute this Agreement.

University of Wisconsin-Milwaukee Research Foundation

By	/s/ Brian D. Thompson
Name:	Brian D. Thompson
Title:	President
Date:	August 4, 2020

RespireRx Pharmaceuticals Inc.

By	/s/ Jeff Eliot Margolis
Name:	Jeff Eliot Margolis
Title:	Senior Vice President, Chief Financial Officer, Treasurer, Secretary
Date:	August 1, 2020

The remainder of this page was intentionally left blank.

Exhibit 1

Licensed Patents

Title *Anticipated Title	Application/Patent Number	Type	Filing Date *Anticipated Filing Date
GABAERGIC RECEPTOR SUBTYPE SELECTIVE LIGANDS AND THEIR	9,006,233	US	Issued
GABAERGIC RECEPTOR SUBTYPE SELECTIVE LIGANDS AND THEIR USES	9,597,342	US	Issued
GABAERGIC LIGANDS AND THEIR USES	10,259,815	US	Issued
GABAERGIC LIGANDS AND THEIR USES	2979701	CA Utility	3/20/2015

Exhibit 2

Initial Press Release

To Be Agreed As Of the Effective Date or Within 4 Business Days Thereof

Exhibit 3

ROYALTY REPORT

LICENSEE:____________________________________________

Period Covered: From____________ Through: _____________

Prepared By: ___________________________________________       Date: _____________

Approved By: __________________________________________       Date: _____________

Report Type:	[ ]Single Product Line Report
[ ]Multiproduct Summary Report. Page 1 of ______ Pages

If Licensee has several licensed products, please prepare separate reports for each. Then, compile all licensed products into a summary report.

Report Currency: [  ] U.S. Dollars [  ] Other _____________________________

	Product or	Quantity	Unit	Net	* Less	Royalty	Period Royalty Amount
Country	Tradename	Sold	Price	Sales	Allowances	Rate		This Year		Last Year
				$	$		$		$

TOTAL:				$	$		$		$

Total Royalty Due: $___________________________

The following royalty forecast is non-binding and for internal planning only:

Royalty Forecast Under This Agreement: Qtr 1:________ Qtr 2:________ Qtr 3:________ Qtr 4:________

* On a separate page, please indicate the reasons for adjustments, if significant. Please refer to the following examples as applicable: (1) cash, trade or quantity discounts actually allowed; (2) sales, use, tariff, customs duties or other excise taxes directly imposed upon particular sales; (3) outbound transportation charges—prepaid or allowed, and (4) allowances or credits to third parties for rejections or returns.

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